Goodrich Petroleum Announces Tuscaloosa Marine Shale Well Result, Updated Acreage Position and Development Plans

HOUSTON, May 23, 2012 /PRNewswire/ -- Goodrich Petroleum Corporation (NYSE: GDP) today announced a Tuscaloosa Marine Shale well result, updated acreage position and development plans.

WELL RESULT
Goodrich Petroleum Corporation today announced its participation in and the completion of the Encana – Anderson 17H-1 (5% WI) well in Amite County, Mississippi, with a 72-hour production rate of 1,082 barrels of oil equivalent per day (975 Bopd, 425 Mcf/d) on a 15/64 choke with 2,119 psi flowing casing pressure.

ACREAGE UPDATE
The Company has acquired an additional 17,000 net acres in the play, bringing its total to approximately 120,000 net acres, at an average price of approximately $225 per acre.

DEVELOPMENT PLANS
The Company is participating with Encana for an estimated 25% working interest in the Joe Jackson 4H-2 well, which is currently drilling in Amite County, Mississippi. In addition, the Company plans to commence operated activities by June 1st on its Denkmann 33H-1 (75% WI) well in Amite County, Mississippi, followed by the Crosby 12H-1 (75% WI) well in Wilkinson County, Mississippi.

OTHER INFORMATION
Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels. Thirty-day average production rates provide a more representative and credible indication of future well performance. In particular, production from horizontal drilling in shale resource plays and tight gas plays that are stimulated with extensive pressure fracturing are typically characterized by significant early declines in production rates.

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as "forward looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, changes in commodities prices and costs of drilling and completion, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Goodrich Petroleum is an independent oil and gas exploration and production company listed on the New York Stock Exchange.

CONTACT: Robert C. Turnham, Jr., President, or Jan L. Schott, Chief Financial Officer, both of Goodrich Petroleum Corporation, +1-713-780-9494, Fax, +1-713-780-9254